Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 133 to Registration Statement No. 002-41839 on Form N-1A of our report dated December 21, 2009, relating to the financial statements and financial highlights of Fidelity Fixed-Income Trust, including Fidelity Series Global ex U.S. Index Fund appearing in the Annual Report on Form N-CSR of Fidelity Fixed-Income Trust for the year ended October 31, 2009, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

December 28, 2009